Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333 — 145036) of Dolan Media Company of our report, dated September 2, 2008, relating to our audit of the consolidated financial statements of National Default Exchange Holdings, LP (and Predecessor) as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007 included in the Current Report on Form 8-K/A filed by Dolan Media Company on September 16, 2008.
/s/ McGladrey & Pullen, LLP
Dallas, Texas
September 16, 2008